Exhibit 14.1

XCF Global, Inc.
Code of Ethics and Business Conduct

Adopted: June 8, 2025

XCF Global, Inc. (including our subsidiaries, “we,” “us,” “our” or the “Company”) believes that our culture requires our team members to conduct our business with honesty and integrity and in full compliance with the law. This applies to everything we do, every decision we make and with everyone with whom we interact, including each other. This is of paramount importance in maintaining our good reputation within the marketplace, for the benefit of all of our team members, stockholders, customers, suppliers, business partners and other stakeholders.

This Code of Ethics and Business Conduct (the “Code”) communicates our responsibilities to conduct our business with honesty and integrity and in full compliance with the law. This Code applies to all of our employees (including employees of our subsidiaries) and our Board of Directors. Our Board of Directors adopted this Code as a reference for those who represent the Company as employees and Directors. The standards set forth in this Code and in any other policies and procedures that we communicate to you must guide your actions as employees and Directors.

Each of us is responsible and accountable for understanding and meeting these standards. Our reputation and our success depend upon the personal commitment of each of us to uphold these values.

Mihir Dange
Chairman and Chief Executive Officer

XCF Global, Inc.
Code of Ethics and Business Conduct

Introduction

This Code serves as a source of guiding principles, and the Company expects all employees and Directors to use their own judgment at all times to follow the high ethical standards to which we are committed. While the Code covers multiple topics in detail, it cannot cover every situation. To live up to the spirit of the Code, ask yourself the following questions when considering your actions:

•	Is it legal?

•	Is it consistent with the spirit and letter of the Code?

•	Is it consistent with the spirit and letter of our other policies and procedures?

•	Does it protect the Company’s interests?

•	Does it protect your colleagues?

•	Does it protect the Company’s customers, suppliers and business partners?

•	Can you justify it to our customers, coworkers and family?

•	Would you feel comfortable if it ended up on the front page of the newspaper?

If the answer to any of those questions is “No,” then you should not do it.  You are expected to exhibit the highest standard of business and professional integrity, and seek to avoid even the appearance of improper behavior. If you have any doubt, ask for support before you act. Ask your manager for advice before moving forward if you are unsure of the right course of action or have questions about this Code or compliance with the law. In addition to your manager, you can also speak with our Chief Legal Officer or anyone else on the legal team.

You are expected to read the policies included in this Code and ensure that you understand them and comply with them. Any questions about this Code or the appropriate course of conduct in a particular situation should be directed to the legal department, who may consult with the Company’s external legal counsel or the Board, as appropriate.

This Code is not the exclusive source of guidance and information regarding the conduct of our business, nor does it constitute a complete list of the types of conduct that can result in disciplinary action, up to and including termination or discharge. This Code should be read in conjunction with other policies applicable to our employees and Directors. Any determination with respect to the applicability of the provisions of this Code with respect to Company officers or Directors may be made only by the Board or an authorized committee of the Board. This Code is intended to supplement, not replace, any other of the Company’s policies, guidelines and/or employee handbook.

Conflicts of Interest

A conflict of interest occurs when the private interests of a Company employee or Director interfere, or appear to interfere, with the interests of the Company as a whole. For example, a conflict of interest can arise when a Company employee or Director takes actions or has personal interests that may make it difficult to perform his or her duties as a Company employee or Director objectively and effectively. A conflict of interest may also arise when a Company employee or Director, or a member of his or her immediate family1 receives improper personal benefits as a result of his or her position at the Company.

Conflicts of interest can also occur indirectly. For example, a conflict of interest may arise when a Company employee or Director is also, or has an immediate family member who is, an executive officer, a significant stockholder or a significant LLC membership interest holder, or has a significant financial or other interest in a company or organization doing business with the Company.

Each Company employee and Director has an obligation to conduct the Company’s business in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company, should be disclosed promptly in writing to the Company’s legal department or by following such other procedures as may be set forth in any applicable Conflicts of Interest Policy we adopt. Potential conflicts of interest should be disclosed and approved in advance of the activity that may give rise to the conflict whenever possible. If a potential conflict of interest is disclosed after the activity has already occurred or is in process, Company employees and Directors should be aware that the Company may prescribe steps to mitigate the impact of the conflict of interest that have significant consequences to you, including the divestiture of assets or investments, adjustments to job responsibilities or, if such adjustments are not feasible, termination of an employee’s employment.

Although the Code does not attempt to describe all possible conflicts of interest that could develop, some examples of common conflicts from which Company employee and Director must refrain are included below:

•	Approving a contract for a supplier, vendor, customer or business partner with which you have a personal relationship or in which you have a financial or economic interest.

•	Accepting compensation, in any form, for services performed for the Company from any source other than the Company.

•
Taking on any management or other employment, consulting or advisory position with, or have any material interest in, any company or business that is in direct or indirect competition with the Company.

There may be certain situations involving Directors that may be considered to fall within the terms of this Code that also may fall within the terms of Article XI of our Amended and Restated Certificate of Incorporation. In the event of any conflict or inconsistency between this Code and Article XI, the provisions of Article XI will control.

Disclosures

The information in the Company’s public communications, including in all reports and documents filed with, furnished to or otherwise submitted to the SEC, must be full, fair, accurate, timely and understandable. To ensure the Company meets this standard, all employees that are involved in the Company’s disclosure process are required to maintain familiarity with the disclosure requirements, processes and procedures applicable to the Company commensurate with their duties. Employees of the Company and are prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit, material facts about the Company to others, including the Company’s independent auditors, governmental regulators and self- regulatory organization.

1 “Immediate family member” means a person’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, or any person (other than a tenant or employee) sharing the person’s household.

Compliance with Laws, Rules and Regulations

The Company is obligated to comply with all applicable laws, rules and regulations. It is the personal responsibility of all Company employees and Directors to adhere to the requirements imposed by these laws, rules and regulations in the performance of their duties on behalf of the Company. In addition, the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer or Controller (or persons performing similar functions) (the “Senior Financial Officers”) are required to promote compliance by all employees with the Code and to abide by Company standards, policies and procedures.

Any Company employees located outside of the United States or acting on behalf of the Company with foreign persons must comply with laws, regulations, rules and regulatory orders of the United States, including the Foreign Corrupt Practices Act (“FCPA”) and U.S. export control laws, in addition to applicable local laws, in performing their duties for the Company.

Insider Trading

Trading on inside information is a violation of federal securities law. Company employees and Directors in possession of material non-public information about the Company or companies with whom we do business must abstain from trading or advising others to trade in the respective company’s securities from the time that they obtain such inside information until adequate public disclosure of the information. Material information is information of such importance that it can reasonably be expected to affect the judgment of investors as to whether or not to buy, sell, or hold the securities in question. To use non-public information for personal financial benefit or to “tip” others, including family members, who might make an investment decision based on this information is not only unethical but also illegal. You should refer to the Company’s Insider Trading Policy for additional information and requirements related to the purchase or sale of Company securities and the misuse of non-public, insider information.

Reporting, Accountability and Enforcement

The Company promotes ethical behavior at all times and encourages Company employees to talk to supervisors, managers and other appropriate personnel, including our officers and Directors when in doubt about the best course of action in a particular situation.

Company employees should promptly report suspected violations of laws, rules, regulations or the Code to appropriate personnel, including our officers and Directors. Reports may be made anonymously, including through the Company’s whistleblower hotline. If requested, confidentiality will be maintained to the extent possible, subject to applicable law, regulations and legal proceedings.

Depending on the circumstances, the Audit Committee of the Board, the Chief Legal Officer, or both will investigate and determine, or shall designate appropriate persons to investigate and determine, the legitimacy of such reports. Depending on the circumstances, the Audit Committee of the Board, the Chief Legal Officer, or both, alone, together and/or in consultation with members of senior management or the Board, as necessary or advisable, will then determine any appropriate corrective and/or disciplinary action. Disciplinary action may include, but is not limited to, written warning, termination or discharge, and possible civil and criminal prosecution.

To encourage employees to report any and all violations, the Company will not tolerate retaliation for reports made in good faith. Retaliation or retribution against any employee for a report made in good faith of any suspected violation of laws, rules, regulations or this Code is cause for appropriate disciplinary action.

Corporate Opportunities

All Company employees and Directors owe a duty to the Company to advance the legitimate interests of the Company when carrying out their job duties. Company employees and Directors (except as otherwise noted herein) are prohibited from directly or indirectly;

•	taking personally for themselves opportunities that are discovered through the use of Company property, information or positions;

•	using Company property, information or positions for personal gain; or

•	competing with the Company for business opportunities.

Note, however, that if the Company’s disinterested Directors determine that the Company will not pursue an opportunity that relates to the Company’s business, a Company employee or Director may do so, after providing written notification to the Board of the proposed actions to be taken and receiving approval from a majority of the disinterested Directors.

There may be certain situations involving Directors that may be considered to fall within the terms of this Code that also may fall within the terms of Article XI of our Amended and Restated Certificate of Incorporation. In the event of any conflict or inconsistency between this Code and Article XI, the provisions of Article XI will control.

Confidentiality

In carrying out the Company’s business, Company employees and Directors may become aware of  confidential or proprietary information about the Company, its customers, suppliers, business partners or other persons or entities with whom the Company has relationships. Confidential or proprietary information includes all non-public information relating to the Company, or other persons or entities, that would be harmful, if disclosed, to the Company or the relevant customers, suppliers, business partners or other persons or entities with whom the Company has relationships or non-public information relating to the Company, or other persons or entities, that could be useful or helpful to competitors Company or the relevant customers, suppliers, business partners or other persons or entities with whom the Company has relationships if disclosed.

Company employees and Directors must maintain the confidentiality of all confidential information so entrusted to them, except when disclosure is authorized or legally mandated. Company employees and Directors must safeguard confidential information by keeping it secure, limiting access to those who have a need to know in order to do their job, and avoiding discussion of confidential information in public areas. This prohibition includes, but is not limited to, inquiries made by the press, analysts, or investors, or customers or partners who should not otherwise by privy to the confidential information. Company employees and Directors also may not use such information for personal gain. These confidentiality obligations continue even after employment with the Company ends.

The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities. Company employees and Directors should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:

•	maintaining the confidentiality of Company-related transactions;

•
conducting their business and social activities so as not to risk inadvertent disclosure of confidential information (for example, review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons);

•
restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);

•
promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings (including erasing any whiteboards or other viewable information);

•	disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;

•	restricting access to areas likely to contain confidential documents or material, non-public information, including individual offices that may contain such information;

•
safeguarding laptop computers, mobile devices, tablets, memory sticks and other items that contain confidential information, including complying with the Company’s information technology policies to prevent unauthorized access to devices and/or electronic information to which Company employees and Directors have access;

•
avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs; and

•	abiding by the terms of all Company employee confidentiality agreements.

Fair Dealing

Each Company employee and Director should endeavor to deal fairly with the Company’s employees, customers, service providers, suppliers and business partners. No Company employee or Director should take unfair advantage of anyone through manipulation, concealment, abuse of confidential or privileged information, misrepresentation of material facts, or any unfair dealing practice. Inappropriate use of proprietary information, misusing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is also prohibited.

Protection and Proper Use of Company Assets

All Company employees should protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. All Company assets should be used only for legitimate business purposes. The obligation of Company employees to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information of other employees, and any unpublished financial data and reports.

Accuracy of Business Records

All financial books, records and accounts must accurately reflect transactions and events, and conform both to generally accepted accounting principles (“GAAP”) and to the Company’s system of internal controls. No entry may be made that intentionally hides or disguises the true nature of any transaction. Company employees should therefore attempt to be as clear, concise, truthful and accurate as possible when recording any information.

Gifts

The purpose of business gifts and entertainment in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers, suppliers, business partners or others. Company employees and Directors must act in a fair and impartial manner in all business dealings. Gifts and entertainment should further the business interests of the Company and not be construed as potentially influencing business judgment or creating an obligation.

The Foreign Corrupt Practices Act (“FCPA”) prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

Antitrust and Competition Laws

The purpose of antitrust and other competition laws is to preserve fair and open competition and a free market economy, which are goals that the Company fully supports. Company employees and Directors must not directly or indirectly enter into any formal or informal agreement with competitors that fixes or controls prices, divides or allocates markets, limits the production or sale of products, boycotts certain suppliers or customers, eliminates competition or otherwise unreasonably restrains trade.

Political Contributions

Company employees and Directors may participate in the political process as individuals on their own time. However, Company employees and Directors must make every effort to ensure that they do not create the impression that they speak or act on behalf of the Company with respect to political matters. Company contributions to any political candidate or party or to any other organization that might use the contributions for a political candidate or party are prohibited. Company employees and Directors may not receive any reimbursement from corporate funds for a personal political contribution.

Discrimination and Harassment

The Company is an equal opportunity employer and will not tolerate illegal discrimination or harassment of any kind. The Company is committed to providing a workplace free of discrimination and harassment based on race, color, religion, age, gender, national origin, ancestry, sexual orientation, disability, veteran status, or any other basis prohibited by applicable law. Company employees should refer to the Company’s Employee Handbook for further detail on the Company’s policies prohibiting discrimination and harassment.

Environmental Protection

The Company is committed to managing and operating its assets in a manner that is protective of human health and safety and the environment. It is our policy to comply with both the letter and the spirit of the applicable health, safety and environmental laws and regulations and to attempt to develop a cooperative attitude with government inspection and enforcement officials. Company employees are encouraged to report conditions that they perceive to be unsafe, unhealthy or hazardous to the environment.

Social Media Policy

Company employees and Directors should take care when presenting themselves in public settings, as well as online and in web-based forums or networking sites. The Company understands that Company employees and Directors may wish to create and maintain a personal presence online using various forms of social media. However, in so doing Company employees and Directors should always make it clear that the views expressed therein do not necessarily reflect the views of the Company. Company employees and Directors should be aware that even after a posting is deleted, certain technology may still make that content available to readers.

In addition, Company employees and Directors are prohibited from using or disclosing confidential, proprietary, sensitive or trade secret information of the Company, its customers, suppliers, business partners and service providers and other third parties with which the Company does business.

Company employees and Directors may not provide any content to Company social media sites that may be construed as political lobbying or solicitation of contributions, or use the sites to link to any sites sponsored by or endorsing political candidates or parties, or to discuss political campaigns, political issues or positions on any legislation or law. Company employees and Directors should refer to the Company’s Social Media Policy for more information.

Waivers

Before a Company employee or Director, or an immediate family member of any such employee or Director engages in any activity that may be prohibited by the Code, the employee or Director should disclose the activity and seek prior written approval by contacting the Company’s Chief Legal Officer (or Chief Financial Officer if there is no Chief Legal Officer). Depending on the circumstances and the nature of the request, a written submission to the independent Directors may be required and a written waiver from the disinterested directors provided before such activity may be undertaken. In certain cases, any waiver may be required to be disclosed to the Company’s stockholders, along with the reasons for granting the waiver.

No Rights Created

This Code is a statement of certain fundamental principles, policies and procedures that govern Company employees and Directors in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, client, visitor, supplier, competitor, stockholder or any other person or entity.

Amendments

The Company is committed to regularly reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Code at any time and for any reason, subject to applicable law. It is your responsibility to ensure that you are consulting the latest version of this Code to guide your conduct in the course of our business. Any amendments to this Code (other than technical, administrative, or other non-substantive amendments) made in the 12 months preceding the most recent effective date of this Code will be summarized in this section of this Code.